AMENDMENT TO

AMENDED AND RESTATED GLOBAL CUSTODY AND FUND ACCOUNTING

AGREEMENT

Amendment dated as of February 1, 2020 (the “Amendment”) to the Global Custody and Accounting Agreement dated September 1, 2010 between JPMorgan Chase Bank, N.A. (the “Bank”), with a place of business at 4 New York Plaza, New York, New York 10004, and each of the trusts listed on Schedule A to the Agreement (individually and collectively, the “Trusts”) (the “Agreement”). For purposes of this Amendment and the Agreement, each of the Trusts is referred to as a “Customer.”

AMENDMENT

1.	The following is hereby added to the Agreement as Section 2.23:

2.23	Agency Services to Facilitate Certain Foreign Exchange Transactions.

Any Customer may from time to time issue Instructions, including standing Instructions, to Bank to execute foreign exchange contracts in currencies in which it is impracticable for the Customer to execute trades directly with counterparties. As between Bank and the applicable Customer, Bank may, but will not be obliged to, enter into each foreign exchange contract so instructed as agent on behalf of the Customer with a third party (each a “Counterparty”), and Bank is authorized, in its discretion, either to disclose or not disclose the identity of the Customer to the Counterparty. Any Instructions, including standing Instructions, may be subject to any rules or limitations or execution parameters established by Bank or affected by causes beyond the reasonable control of Bank. The Customer hereby appoints Bank to enter into and perform all obligations in respect of any of the foreign exchange contracts so instructed, including, as required, such additional foreign exchange contracts as may be necessary to move the requisite funds to or from the applicable Subcustodian and the role of Bank or its Affiliates in entering into and performing such transactions shall be as agent for the Customer. Customer assumes the risk of the Counterparty’s failure to perform its obligations and shall itself be liable as principal on the same basis as if it had directly entered into such foreign exchange contract with the Counterparty and will pay to Bank, on the relevant settlement date, any amount payable to settle such foreign exchange contract. Notwithstanding the foregoing, Bank shall remain subject to its standard of care provided in Section 7.1 of this Agreement in conducting any transactions pursuant to this Section 2.23. In the event that the terms of any confirmation of any foreign exchange contract issued by Bank, any of its Affiliates, or any Counterparty is inconsistent with the foregoing, the foregoing shall prevail as between the Bank or its Affiliate and the Customer.    Further, notwithstanding anything to the contrary in the side letter between the parties dated as of February 18, 2005, any spread applicable to the foreign exchange contracts described herein shall be as agreed between Bank and Customer.

2.	Miscellaneous.

(a)	This Amendment shall be governed by the laws of New York.

(b)

This Amendment shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns when executed by all parties. Nothing in this Amendment, express or implied, shall be construed to confer any rights or remedies upon any party other than the parties hereto and their respective successors and permitted assigns.

(c)	All defined terms used in this Amendment shall have the same meaning as provided in the Agreement except where specifically herein modified.

(d)	As modified and amended hereby, the parties hereby ratify, approve and confirm the Agreement in all respects.

(e)	This Amendment may not be changed orally, but only by an agreement in writing signed by the parties hereto.

(f)	This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date set forth above.

JPMorgan Trust I
JPMorgan Trust II
JPMorgan Trust IV
J.P. Morgan Fleming Mutual Fund Group, Inc.
J.P. Morgan Mutual Fund Investment Trust
JPMorgan Institutional Trust
JPMorgan Insurance Trust
Undiscovered Managers Funds

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

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